Exhibit 21.1

List of Subsidiaries

Scranton Products Inc., formerly known as Compression Polymers Corp. (Delaware)

Vycom Corp. (Delaware)

CPCapitol Acquisition Corp. (Delaware)

CPG Sub I Corporation, formerly known as CPH Sub I Corporation (Delaware)

CPG Sub II Corporation, formerly known as CPH Sub II Corporation (Delaware)

Sanatec Sub I Corporation, formerly known as CPC Sub I Corporation (Delaware)

VC Sub I Corporation (Delaware)

Santana Holdings Corp. (Delaware)

Santana Products, Inc. (Delaware)